Exhibit 10.2
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE THE HOLDER HAS FURNISHED TO THE PAYOR AN ACCEPTABLE OPINION OF ITS COUNSEL THAT AN EXEMPTION PROM REGISTRATION UNDER THE ACT IS AVAILABLE.
ARCADIA RESOURCES, INC.
PROMISSORY NOTE

$18,035,367	March 25, 2009
     FOR VALUE RECEIVED, the undersigned, Arcadia Resources, Inc., a Nevada corporation (“Payor”), having its executive office and principal place of business at 9229 Delegates Row, Suite 260, Indianapolis, IN 46240, hereby promises to pay to JANA Master Fund, Ltd. (“Payee”), having an address at 767 Fifth Avenue, 8th Floor, New York, NY 10153, at Payee’s address set forth above (or at such other place as Payee may from time to-time hereafter direct by notice in writing to Payor), the principal sum of EIGHTEEN MILLION THIRTY FIVE THOUSAND THREE HUNDRED AND SIXTY SEVEN DOLLARS ($18,035,367), in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts in accordance with the terms hereof.
1.	Payment of Principal and Interest.
1.1	The principal amount of this Note outstanding from time to time shall bear simple interest at a rate per annum equal to (i) from and after the date hereof until the Maturity Date (as hereinafter defined), ten percent (10%) and (ii) after the Maturity Date, until paid in full, twelve percent (12%) (the “Note Rate”).

1.2	The unpaid principal balance of this Note and all accrued unpaid interest shall be due and payable on April 1, 2012 (the “Maturity Date”). Accrued unpaid interest on the unpaid principal balance due under this Note shall be due and payable on the following dates each year until the Maturity Date: September 30; December 31; March 31; and June 30 (each, an “Interest Payment Date”); provided, however, on each Interest Payment Date, the Payor may, at its option and in its sole discretion, in lieu of the payment of the cash interest due on the Note, issue an additional promissory note (in substantially the same form as this Note) in the aggregate principal amount equal to such amount of interest that would otherwise be payable with respect to the Note on such Interest Payment Date. All remaining unpaid accrued interest shall be due and payable on the Maturity Date. The first Interest Payment Date shall be June 30, 2009.

1.3	All payments (including prepayments) made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

1.4	In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York,

the time for payment of such amount shall be extended to the next succeeding business day and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.
2.	Replacement of Note.
2.1	In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof. Any replacement note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

2.2	Every note issued pursuant to the provisions of Section 2.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time or be enforceable by anyone.
3.	Indebtedness Evidenced Hereby.
3.1	This Note is executed and delivered by Payor to Payee pursuant to that certain Master Exchange Agreement of even date (the “Master Exchange Agreement”) among Payor, Payee, LSP Partners, LP (“LSP”) and Vicis Capital Master Fund (“Vicis”). Capitalized terms used in this Note and not otherwise defined herein shall have the same meaning herein as are ascribed to them in the Master Exchange Agreement. The indebtedness evidenced by this Note is a consolidation of the following indebtedness owed by Payor to Payee:
(i)	all amounts owed by Payor to Payee arising under that certain Second Amended and Restated Promissory note dated March 31, 2008 (“Second A&R Note”), in the original principal amount of Twelve Million Dollars ($12,000,000), which, as of the date hereof, totaled $10,525,158 comprised of principal in the amount of $9,365,409 (an amount which excludes the Two Million Dollars ($2,000,000) of principal of the Second A&R Note purchased by Vicis pursuant to that certain Note Indebtedness Purchase Agreement of even date) and accrued, unpaid interest in the amount of $1,159,749 (the “JANA Portion of the Second A&R Note Indebtedness”); plus

(ii)	all amounts owed by Payor to Payee arising under that certain Assigned and Assumed Subsidiaries Note (as such term is defined below), which, as of the date hereof, totaled $5,510,210 comprised of principal in the amount of $5,000,000 and accrued, unpaid interest in the amount of $510,210; plus

(iii)	new loan indebtedness in the principal amount of Two Million Dollars ($2,000,000) extended by Payee to Payor on the date hereof (the “New JANA Loan”).

As used herein, the term Assigned and Assumed Subsidiaries Note means that certain Promissory Note dated March 31, 2008, in the original principal amount of Five Million Dollars ($5,000,000), payable to the order of Payee, and executed and delivered to Payee by Arcadia Products, Inc., a Delaware corporation, Arcadia Home Health Products, Inc., a Delaware corporation, O2 Plus, a California corporation, Lovell Medical Supply, Inc., a North Carolina corporation, Arcadia Home Mideast, Inc., a Delaware corporation, Beacon Respiratory Services of Alabama, Inc., a Delaware corporation, Beacon Respiratory Services of Georgia, Inc., a Delaware corporation, American Oxygen and Medical Equipment, Inc., an Illinois corporation, Arcadia Home Oxygen and Medical Equipment, Inc., a Michigan corporation, and Trinity Healthcare of Winston-Salem, Inc., a Georgia corporation (referred to collectively as the “Arcadia Subsidiaries”). The Assigned and Assumed Subsidiaries Note was assigned to Payor by the Arcadia Subsidiaries on the date hereof pursuant to the Assignment and Assumption Agreement.
4.	Covenants of Payor.

Payor, on behalf of itself and its subsidiaries, covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole, or in part:
4.1	Payor and its subsidiaries will not sell, transfer or dispose of, nor permit or suffer the placement of any lien (statutory or other), priority, security interest, encumbrance or any other preferential arrangement upon, any of their material assets (including but not limited to real property and Payor’s equity interests in such subsidiaries) without obtaining Payee’s written consent, other than inventory in the ordinary course of business excepting only:
(i)	liens and security interests in favor of Comerica Bank or any successor senior lender;

(ii)	any Business Line Sales (as such term is defined in Section 8.1), so long as the Net Proceeds (as such term is defined in Section 8.2) paid in connection therewith are applied in accordance with Section 8.2;

(iii)	liens in favor of AmerisourceBergen Drug Corporation; and;

(iv)	liens and security interests in favor of Payee, Vicis and LSP securing indebtedness permitted by Section 4.7 hereof; and

(v)	liens and security interests in connection with capital leases, auto loans or equipment loans or leases which total no more than $500,000 in the aggregate (collectively, the “Small Loan Basket”).
As used in this Section 4.1, the term “material” shall mean having an aggregate value of $25,000 or more.
4.2	Payor shall, upon Payee’s request, furnish Payee with monthly financial updates;

4.3	Payor and its subsidiaries will not pay any type of bonus to senior executive officers unless (i) made pursuant to and in accordance with the 2008 Executive Performance Based Compensation Plan, as amended from time to time, and such payments are approved and authorized by the Compensation Committee of the Board of Directors of Payor; or (ii) Payee otherwise consents in writing to the payment of such bonuses;

4.4	Payor and its subsidiaries will not engage in sale/leaseback transactions wherein real or personal property of Payor or its subsidiaries is sold and then reacquired in any type of lease transaction if the aggregate amount of all such transactions would exceed Five Million Dollars ($5,000,000);
4.5	Payor and its subsidiaries will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon any of them, their income and profits, or any of their property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Payor or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

4.6	Payor and its subsidiaries will do or cause to be done all things necessary to preserve and keep in full force and effect each of their corporate existence, rights and franchises and substantially comply with all laws applicable to them as their counsel may advise;

4.7	Except with respect to,
(i)	any debt owing to Payee or;

(ii)	the refinancing of any existing debt of Payor and/or its subsidiaries owing to Payee, AmerisourceBergen Drug Corporation, LSP, Vicis or Comerica Bank, so long as such refinancing does not result in an increase of the principal balance of such existing debt (except to the extent of capitalized interest); or

(iii)	the Small Loan Basket,
Payor and its subsidiaries will not: (A) incur any obligation for borrowed money, any obligation evidenced by bonds, notes or similar instruments (including any obligations incurred in the acquisition of property, assets or business), any reimbursement obligation, any deferred purchase price obligation, any guarantees of any such obligations, or any similar obligations (collectively, “debt”) which is senior or pari passu to the debt under this Note, or to which the debt under this Note would be structurally subordinate, if such debt would exceed, any aggregate, One Million Dollars ($1,000,000), without Payee’s consent or (B) incur debt junior to the debt under this Note in an aggregate amount which exceeds Twenty Five Million Dollars ($25,000,000), other than to the extent such junior debt is issued to finance acquisitions in the ordinary course of Payor or its subsidiaries’ business, without Payee’s consent, and so long as any such junior debt is expressly and structurally subordinate in all respects to this Note upon terms reasonably satisfactory to Payee;

4.8	Payor and its subsidiaries will utilize the Net Proceeds (as such term is defined in Section 8.2) of any sale of any of real or personal property not otherwise required to be paid to Payee, LSP or Vicis pursuant to Section 8 hereof for any of: (i) additional capital expenditures, (ii) payment of any debt which is senior to the debt under this Note, or (iii) the payment of debt arising under this Note;

4.9	Payor and its subsidiaries will not issue any form of equity or other security (other than debt) in a public or private placement capital raise without Payee’s consent; provided, however, that Payor may issue shares of restricted stock, stock options or stock appreciation rights pursuant to the 2006 Equity Incentive Plan so long as the total number of shares covered thereby does not exceed Five Percent (5.0%) of the number of authorized shares of Payor’s common stock;
4.10	Payor and its subsidiaries will at all times maintain, preserve, protect and keep each of their property used or useful in the conduct of business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

4.11	Payor and its subsidiaries will keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations and, with respect to the Collateral (as such term is defined in the Assignment and Assumption Agreement), cause Payee to be named at all times as an additional insured and loss payee on such insurance policies;

4.12	Payor will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Payor’s Chief Executive Officer or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Payor intends to take with respect thereto; and

4.13	Payor will, and will cause each of its subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles.
5.	Events of Default. The following events each constitute an “Event of Default”:
5.1	The dissolution of Payor or any vote in favor thereof by the board of directors and shareholders of Payor; or

5.2	Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing; or

5.3	Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note within five (5) days of when the same becomes due and payable; or

5.4	Payor admits in writing its inability to pay its debts as they mature; or

5.5	Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation other than a transaction whose primary purpose is to re-domicile the Payor ; or

5.6	A proceeding is commenced to foreclose a security interest or lien in any property or assets of Payor as a result of a default in the payment or performance of any debt (in excess of $350,000 and secured by such property or assets) of Payor or of any subsidiary of Payor; or

5.7	A final judgment for the payment of money in excess of $350,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal; or
5.8	An attachment or garnishment is levied against the assets or properties of Payor or any subsidiary of Payor involving an amount in excess of $350,000 and such levy is not vacated, bonded or otherwise terminated within sixty (60) days after the date of its effectiveness; or

5.9	Payor or any subsidiary defaults in the due observance or performance of any covenant, condition or agreement to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 5.3 above) and such default continues uncured for a period of thirty (30) days from the date Payor receives written notice from the Payee.

Upon the occurrence of any such Event of Default and at any time thereafter, the holder of this Note shall have the right (at such holder’s option) to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to the holder of this Note, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided.
6.	Suits for Enforcement and Remedies.
6.1	If any one or more Events of Default shall occur and be continuing, the Payee may proceed to (1) protect and enforce Payee’s rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the holder of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.
7.	Unconditional Obligation; Fees, Waivers, Other.
7.1	The obligation to make the payments provided for in this Note are absolute and unconditional and are not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

7.2	If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all reasonable costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements.

7.3	No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.
7.4	This Note may not be modified or discharged (other than by payment) except by a writing duly executed by Payor and Payee.

7.5	Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.
8.	Application of Net Proceeds From Certain Sales.
8.1	Payor has advised Payee that it intends to sell to third parties all or substantially all of the assets and/or business operations of certain of its operating subsidiaries (any such transaction being referred to herein as a “Business Line Sale” and collectively as “Business Line Sales”).

8.2	Any Net Proceeds paid to or received by Payor in connection with any Business Line Sale or other sale of assets outside of the ordinary course of business shall be applied as follows:
(i)	the first Two Million Dollars ($2,000,000) of Net Proceeds shall be paid to and retained by Payor;

(ii)	all Net Proceeds paid after Payor has received the amount specified in subsection 8.2 (i) shall be paid as follows: (A) one-third of such Net Proceeds shall be paid to Payee as a prepayment against this Note, until Payee has received an amount equal to the Payee Prepayment (as such term is hereinafter defined); and (B) two-thirds of such Net Proceeds shall be paid to Vicis, to be applied as a prepayment of that certain Promissory Note of even date executed and delivered by Payor to Vicis in the principal amount of $7,882,407 (the “Vicis Note”) until Vicis has received an amount equal to the Vicis Prepayment (as such term is hereinafter defined);

(iii)	all Net Proceeds paid after the amounts set forth in subsections 8.2(i)-(ii) have been paid in full, shall be paid to Payee, to be applied as a prepayment against this Note, until such time as Payee has been paid, in addition to the Payee Prepayment paid pursuant to subsection 8.2(ii), Two Million Dollars ($2,000,000);

(iv)	all Net Proceeds paid in excess of the amounts paid pursuant to subsections 8.2 (i)-(iii), above, shall be applied as follows:
(a) an amount equal to 50% of the Net Proceeds shall be paid to and retained by Payor;

(b) an amount equal to the Payee Percentage (as defined below) times 50% of the Net Proceeds shall be paid to Payee and applied as a prepayment of this Note;

(c) an amount equal to the Vicis Percentage (as defined below) times 50% of the Net Proceeds shall be paid to Vicis and applied as a prepayment of the Vicis Note; and

(d) an amount equal to the LSP Percentage (as defined below) times 50% of the Net Proceeds shall be paid to LSP and applied as a prepayment of that certain Promissory Note dated March 25, 2009, executed and delivered by Payor to LSP, in the amount of $1,000,000 (the “LSP Note”); and
(v)	all Net Proceeds paid from and after such time as the aggregate Net Proceeds paid pursuant to subsections 8.2 (i)-(iv), above, equal Twenty Million Dollars ($20,000,000), shall be applied as follows:
(a) an amount equal to 25% of the Net Proceeds shall be paid to and retained by Payor;

(b) an amount equal to the Payee Percentage (as defined below) times 75% of the Net Proceeds shall be paid to Payee and applied as a prepayment of this Note;

(c) an amount equal to the Vicis Percentage (as defined below) times 75% of the Net Proceeds shall be paid to Vicis and applied as a prepayment of the Vicis Note; and

(d) an amount equal to the LSP Percentage (as defined below) times 75% of the Net Proceeds shall be applied as a prepayment of the LSP Note.
As used herein, the term: (A) “Vicis Prepayment” means an amount equal to the sum of (1) Two Million Dollars ($2,000,000) (the “Vicis Prepayment Principal”) plus (2) interest accruing at a rate per annum equal to Ten Percent (10%) on the Vicis Prepayment Principal outstanding from time to time from and after the date hereof until paid in full (with such Vicis Prepayment Principal being reduced by the amount of Net Proceeds applied to the Vicis Prepayment Principal from time to time); (B) “Payee Prepayment” means an amount equal to the sum of (1) One Million Dollars ($1,000,000) (the “Payee Prepayment Principal”) plus (2) interest accruing at a rate per annum equal to Ten Percent (10%) on the Payee Prepayment Principal outstanding from time to time from and after the date hereof until paid in full (with such Payee Prepayment Principal being reduced by the amount of Net Proceeds applied to the Payee Prepayment Principal from time to time); (C) “Payee Percentage” means, at any time, the fraction that results from (i) the denominator that is the sum of the then outstanding amount of this Note (unpaid principal plus accrued, unpaid interest), the Vicis Note (unpaid principal plus accrued, unpaid interest), and the LSP Note (unpaid principal plus accrued, unpaid interest), and (ii) the numerator that is the then outstanding amount of this Note (unpaid principal plus accrued, unpaid interest); (D) “Vicis Percentage” means, at any time, the fraction that results from (i) the denominator that is the sum of the then outstanding amount of this

Note (unpaid principal plus accrued, unpaid interest) the Vicis Note (unpaid principal plus accrued, unpaid interest), and the LSP Note (unpaid principal plus accrued, unpaid interest), and (ii) the numerator that is the then outstanding amount of the Vicis Note (unpaid principal plus accrued, unpaid interest); (E) “LSP Percentage” means, at any time, the fraction that results from (i) the denominator that is the sum of the then outstanding amount of this Note (unpaid principal plus accrued, unpaid interest) plus the LSP Note (unpaid principal plus accrued, unpaid interest), plus the Vicis Note (unpaid principal plus accrued, unpaid interest) and (ii) the numerator that is the then outstanding amount of the LSP Note (unpaid principal plus accrued, unpaid interest); and (F) “Net Proceeds” means the actual cash amount collected by Payor in consideration of any Business Line Sale or any other asset sale less any costs, expenses, taxes or other amounts incurred by Payor as a result of the asset sale or any secured indebtedness owed in connection with such Business Line Sale or other asset sale.
9.	Cancellation and Return of Notes.
9.1	The indebtedness evidenced by this Note includes, in addition to the New JANA Loan, the JANA Portion of the Second A&R Note Indebtedness and the indebtedness evidenced by the Assigned and Assumed Subsidiaries Note, and this Note amends, restates, supersedes, and replaces in all respects the Second A&R Note and the Assigned and Assumed Subsidiaries Note, but shall not constitute a release, satisfaction or novation of any of the indebtedness evidenced thereby Concurrently with the execution of this Note, Payee will deliver or cause to be delivered to Payor the Second A&R Note and the Assigned and Assumed Subsidiaries Note, which, upon receipt by Payor, will be marked “CANCELLED AND REPLACED BY PROMISSORY NOTE DATED MARCH 25, 2009.”
10.	Security.

This Note is the New JANA Note referred to in the Assignment and Assumption Agreement and is secured by a security interest in the Collateral granted to Payee pursuant to the Assignment and Assumption Agreement. In addition, the indebtedness evidenced by this Note includes the indebtedness evidenced by the Assigned and Assumed Subsidiaries Note, which indebtedness is secured by a security interest in and to the Collateral granted to Payee pursuant to the Revolving Line Agreement (as defined in the Assignment and Assumption Agreement).
11.	Miscellaneous.
11.1	The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

11.2	All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

11.3	This Note and the obligations of Payor and the rights of Payee shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to the choice of laws rules thereof.

11.4	This Note shall bind Payor and its successors and assigns.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first above written.

ARCADIA RESOURCES, INC.
By:	/s/ Marvin Richardson
Marvin Richardson, President & CEO

Accepted and Agreed to: JANA MASTER FUND, LTD.
By:	Its Investment Advisor, JANA Partners LLC

By:	/s/ Marc Lehmann
Marc Lehmann, Partner